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                                                                    Exhibit 99.5

                              Moors & Cabot, Inc.

                               Established 1890

                                    MEMBERS
                          BOSTON STOCK EXCHANGE, INC.
                         NEW YORK STOCK EXCHANGE, INC.


     Dear Prospective Investor:

     As you requested, enclosed is a copy of the Cabot Industrial Trust Dividend Reinvestment and Share Purchase Plan Prospectus and related enrollment materials. To comply with the securities laws and regulations of certain states, the Plan materials have been sent to you by Moors & Cabot, Inc., a registered broker/dealer. Please review the Prospectus for complete details regarding the Plan.

     Enrollment materials relating to the Plan should be addressed to BankBoston N.A., the Plan should be addressed to BankBoston N.A., the Plan Agent, at the address and telephone number set forth in the Prospectus.

     Moors & Cabot, Inc. is forwarding these materials to you on behalf of Cabot Industrial Trust. We make no recommendations on this offer nor do we assume any responsibility for the accuracy of the statements made in the enclosed materials.

     Very truly yours,
     Moors & Cabot, Inc.